UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 27, 2014 (January 24, 2014)

CAMAC ENERGY INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34525	30-0349798
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1330 Post Oak Blvd., Suite 2250, Houston, Texas 77056

(Address of principal executive offices) (Zip Code)

(713) 797-2940

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On Friday, January 24, 2014, the Board of Directors of CAMAC Energy Inc. (the “Company”) declared a stock dividend on all shares of the Company’s outstanding common stock. The stock dividend will entitle all stockholders of record as of the close of business on February 13, 2014 to receive 1.4348 additional shares of common stock for every one share of common stock held. Subject to the satisfaction of the conditions precedent described below, the additional shares will be distributed to stockholders on or about February 21, 2014. Cash will be paid in lieu of issuing fractional shares.

The payment of the stock dividend is conditioned on (i) approval by the Company’s stockholders at the special meeting of stockholders to be held on February 13, 2014 of certain proposals related to the Company’s proposed acquisition of interests in the production sharing contract covering Oil Mining Leases 120 and 121 offshore Nigeria, including a proposal to amend the Company’s certificate of incorporation to increase the number of authorized shares of common stock and (ii) approval of the listing of the Company’s common stock on the Johannesburg Stock Exchange, which is anticipated to be received prior to February 13, 2014.

A copy of the press release issued by the Company on January 27, 2014, is attached to this report as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits:

99.1	Press Release issued on January 27, 2014 declaring a stock dividend.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 27, 2014

CAMAC ENERGY INC.

By:	/s/ Earl McNiel
Earl McNiel
Senior Vice President and
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release issued on January 27, 2014 declaring a stock dividend.